Exhibit 99.1
        NEWS RELEASE

Contact:
Mike Hoelter
Vice President, Corporate Controller and Investor Relations
Phone: 419-897-6715
Email: investorrelations@andersonsinc.com

The Andersons, Inc. Declares Cash Dividend for Fourth Quarter 2024;
Announces $100 Million Share Repurchase Program
MAUMEE, Ohio, August 15, 2024 /PRNewswire/ -- The Andersons, Inc. (Nasdaq: ANDE) announces a fourth quarter 2024 cash dividend of 19 cents ($0.19) per share payable on October 22, 2024, to shareholders of record as of October 1, 2024. The company’s board of directors has also authorized a share repurchase program of up to $100 million of outstanding company common stock.

“Remaining disciplined in our capital allocation strategy has enabled us to retain flexibility with our balance sheet as we seek to continue growing our core business. This share repurchase program gives us an additional opportunity to return cash to our shareholders at the appropriate time and share valuation,” said Chairman and CEO Pat Bowe.

Shares will be repurchased from time-to-time in open market transactions. When, and if, shares are purchased will depend on stock price, market conditions, and other factors. Authorization of this program does not obligate share repurchase by The Andersons. The authorization for this plan will be in effect for a period of three years.

This is The Andersons 112th consecutive quarterly cash dividend since listing on the Nasdaq in February 1996.

About The Andersons, Inc.
The Andersons, Inc., named for 2024 to Forbes list of America's Most Successful Small Companies, Newsweek's list of America's Most Responsible Companies, and one of The Americas' Fastest Growing Companies by the Financial Times, is a diversified company rooted in agriculture that conducts business in the commodity merchandising, renewables, and nutrient & industrial sectors. Guided by its Statement of Principles, The Andersons is committed to providing extraordinary service to its customers, helping its employees improve, supporting its communities, and increasing the value of the company. For more information, please visit www.andersonsinc.com.